GIBRALTAR INDUSTRIES, INC.

CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN
1.Purpose. Gibraltar Industries, Inc., a Delaware corporation (the “Company”), has adopted the Gibraltar Industries, Inc. Change in Control Executive Severance Plan (the “Plan”) to provide severance pay and benefits to select employees who are Eligible Executives (as defined below) and whose employment is terminated on or after July 28, 2023 (the “Effective Date”).
2.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within ten (10) business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the applicable expense reimbursement policies of the Company or any of its Affiliates in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.
(b)“Affiliate” means any corporation under common control with the Company within the meaning of Section 414(b) of the Internal Revenue Code and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(c) of the Internal Revenue Code.
(c)“Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had such Eligible Executive not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, for purposes of determining such Eligible Executive’s CiC Severance Payment, such Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means that the Company, the Acquiror or the entity that is the surviving entity in the Merger Sale transaction has determined (and provided the Eligible Employee a written statement of its determination) that the Eligible Employee has engaged in egregious acts or omissions which have resulted in material injury to the Company or the surviving entity in the Merger Sale transaction and its business.
(f)“Change in Control” has the meaning set forth in the Equity Incentive Plan.
(g)“Change in Control Protection Period” means the twenty-four (24) month period following a Change in Control.
(h)“CiC Severance Payment” has the meaning set forth in Section 5(a)(i).

(i)“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(j)“COBRA Subsidy Payment” has the meaning set forth in Section 5(a)(ii).
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Committee” means the Compensation and Human Capital Committee of the Board or such other committee duly authorized by the Board to administer the Plan.
(m)“Company” has the meaning set forth in Section 1.
(n)“Company Group” means the Company and each of its direct and indirect past, present and future Subsidiaries and Affiliates.
(o)“Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company Group, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.
(p)“Disability” has the meaning set forth in the Equity Incentive Plan.
(q)“Effective Date” has the meaning set forth in Section 1.
(r)“Eligible Executive” means any employee of any member of the Company Group who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan and (ii) has executed and returned a Participation Agreement to the Company. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
(s)“Equity Incentive Plan” means the Amended and Restated Gibraltar Industries, Inc. 2018 Equity Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.
(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(u)“Executive Employment Agreement” means, with respect to an Eligible Executive, the employment agreement entered into between such Eligible Executive and a member of the Company Group, in effect as of the relevant Date of Termination.
(v) “Good Reason” has the meaning set forth in the Equity Incentive Plan.
(w)“Participation Agreement” means the participation agreement, substantially similar to the Participation Agreement set forth in Exhibit A to the Plan, delivered to each Eligible Executive by the Committee prior to such Eligible Executive’s entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.
(x)“Plan” has the meaning set forth in Section 1.
(y)“Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.
(z)“Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form substantially similar to the Release set forth in Exhibit B, on or prior to the date that is twenty-one (21) days following the date upon which the Company delivers the release to the Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.
(aa)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.
(bb)    “Section 409A Payment Date” has the meaning set forth in Section 8(h).
(cc)    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(dd)    “Target Annual Bonus” means an Eligible Executive’s target annual cash incentive bonus for the calendar year that includes such Eligible Executive’s Date of Termination.
Notwithstanding anything to the contrary in the Plan, in the event that an Eligible Executive and a member of the Company Group are party to an Executive Employment Agreement that contains a different definition of any of the defined terms in this Section 2, the definition set forth in such other agreement shall be applicable to such Eligible Executive for purposes of this Plan and not the definition included in this Section 2.
3.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Board may, in its discretion, exercise any or all of such powers granted to the Committee under the Plan, in which case, all references in the Plan to the Committee shall be deemed to refer to the Board. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii)to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(iii)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv)to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
(v)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
(vi)to sue or cause suit to be brought in the name of the Plan; and
(vii)to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
4.Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company Group are Eligible Executives. Once an employee has been designated as an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee of the Company and its Affiliates. The Plan shall supersede all prior agreements, practices, policies, procedures and plans, including any Executive Employment Agreement, relating to severance payments or benefits from all members of the Company Group with respect to the Eligible Executives relating to a Qualifying Termination during a Change in Control Protection Period.
5.Plan Benefits.
(a)Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement, then:
(i)The Company shall make a severance payment to such Eligible Executive in a total amount equal to (x) in the case of Eligible Executives other than the CEO, two times the sum of (I) twelve (12) months’ worth of such Eligible Executive’s Base Salary plus (II) such Eligible Executive’s Target Annual Bonus, and (y) in the case of the CEO, two-and-a-half times the sum of (I) twelve (12) months’ worth of the CEO’s Base Salary plus (II) the CEO’s Target Annual Bonus (the “CiC Severance Payment”); and

(ii)The Company will pay such Eligible Executive a single lump sum payment in a total amount equal to (x) in the case of Eligible Executives other than the CEO, two times the total of twelve (12) months’ worth of an amount equal to the difference between the “applicable premium” under COBRA for such coverage elected by the Eligible Executive and the employee contribution amount that such Eligible Executive pays per month for coverage under a group health plan of the Company and its Affiliates as of the relevant Date of Termination, and (y) in the case of the CEO, two-and-a-half times the total of twelve (12) months’ worth of an amount equal to the difference between the “applicable premium” under COBRA for such coverage elected by the Eligible Executive and the employee contribution amount that such Eligible Executive pays per month for coverage under a group health plan of the Company and its Affiliates as of the relevant Date of Termination (the “COBRA Subsidy Payment”); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain such Eligible Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.
The CiC Severance Payment plus the COBRA Subsidy Payment will be paid to the Eligible Executive in one lump sum payment on the Company’s first regularly scheduled pay date that is on or after the date that the Release Requirement is satisfied, provided that in no event shall the CiC Severance Payment or the COBRA Subsidy Payment be paid to the Eligible Executive after March 15 of the calendar year following the calendar year in which the Eligible Executive receives the Release after the Date of Termination occurs.
(b)Equity Incentive Awards. For clarity, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Executive, pursuant to the Equity Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award or Equity Incentive Plan, as applicable. Notwithstanding the foregoing, all equity incentive awards granted by a successor of the Company or by the Eligible Executive’s new employer following a Change in Control, shall fully vest upon a Qualifying Termination during the Change in Control Protection Period.
(c)Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including as a result of death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts and all outstanding equity incentive awards and any deferred compensation awards or amounts then held by such Eligible Executive will be treated in accordance with the applicable award or grant agreement (if any) and the terms of the applicable plan.
(d)No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation.
6.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a

“parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.
7.Claims Procedure and Review.
(a)Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee.
(b)Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may upon reasonable request, review Plan documents free of charge and may submit written issues and comments. In reviewing the appeal, the Committee will take into account all comments, documents, records, and other information submitted by the claimant related to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 7(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7(c), and (iv) has been notified that the Plan Administrator has denied the appeal. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan or its fiduciaries by the claimant for benefits under the Plan shall be filed in a court of law no later than one (1) year after the final adverse determination on appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 7, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
(e)Compliance with ERISA. The benefits claim procedure provided in this Section 7 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 7 shall be interpreted, construed, and limited in accordance with such intent.
8.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(c)Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval by the Board or Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.
(d)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(e)Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(f)Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(g)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(h)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A. For purposes of Section 409A, the Eligible Executive’s right to receive any installment payments pursuant to this Plan is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.
(i)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).
(j)Status under ERISA. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
(k)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(l)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(m)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(n)Clawback. Notwithstanding anything in this Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, such Eligible Executive acknowledges and agrees that any amounts payable under the Plan to such Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with such Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to such Eligible Executive, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(o)Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: 3556 Lake Shore Road, Buffalo, New York.

EXHIBIT A

Gibraltar Industries, Inc. Change in Control Executive Severance Plan
Participation Agreement

____________, 2023

[Name]
[Street Address]
[City, State Zip]
[E-mail]

Re: Gibraltar Industries, Inc. Change in Control Executive Severance Plan (the “Plan”)

Dear [Name]:

This Participation Agreement (this “Participation Agreement”) sets forth that [Name] has been selected and approved, effective as of the date set forth above (the “Participation Effective Date”) to be an “Eligible Executive” under the terms of the Plan and subject to the terms of the Plan, as it may be amended from time to time. Unless otherwise defined herein, any capitalized terms used in this Participation Agreement shall have the meaning set forth in the Plan.

The terms, conditions, and restrictions applicable to participation in the Plan are as specified in this Participation Agreement and the Plan. You hereby confirm that you have received and read a copy of the Plan and understand the Plan terms and conditions and agree to be bound thereby.

You will be responsible for any taxes due for amounts paid under the Plan and this Participation Agreement pursuant to federal, state, or local tax laws. Notwithstanding any other provision of this Participation Agreement, any benefit to which you may become eligible or entitled to receive will be subject to forfeiture as a result of your violation of any confidentiality or similar provisions set forth in any agreement between you and any member of the Company Group.

You acknowledge and agree that, during the period of your employment with any member of the Company Group and for a period of two (2) years following your Date of Termination, you will not, without the written consent of the Board, disclose to any person (other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an executive of the Company Group or to a person as required by any order or process of any court or regulatory agency) any confidential information obtained by you while in the employ of the Company Group with respect to any management strategies, policies or techniques or with respect to any products, improvements, formulae, designs or styles, processes, customers, methods of distribution, or methods of manufacture of the Company Group; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company Group. Nothing in this paragraph shall be deemed or construed to prohibit you from making any disclosure that is required by law or by legal process or any disclosure that is necessary to file a complaint with or participate in an investigative proceeding of any federal, state or local governmental agency or from making any voluntary disclosure to the U.S. Securities and Exchange Commission with respect to possible violations of U.S. securities laws. Notwithstanding the foregoing, in compliance with the requirements of the Defend Trade Secrets Act, you acknowledge the following: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
During a period of six (6) months following your Date of Termination, you shall not, solicit or offer to employ, without the prior written approval of the Board, any individuals that are employees of the Company or any member of the Company Group (including any executive officers of the Company) on your Date of Termination; provided that, the limitation on your right to solicit or offer to employ individuals as contained herein shall not apply to any such individuals who, either before or after your Date of Termination have terminated their employment with the Company or any member of the Company Group.
You agree that this Participation Agreement and the Plan contain all of the understandings and representations between you and the Company Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Participation Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO CONSULT WITH YOUR PERSONAL TAX, FINANCIAL PLANNING ADVISOR AND/OR ATTORNEY ABOUT THE TAX, FINANCIAL AND LEGAL CONSEQUENCES OF YOUR PARTICIPATION IN THE PLAN BEFORE SIGNING THIS AGREEMENT.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Participation Agreement by its duly authorized individual as of the date set forth below. Please sign below and return this Agreement to [NAME] no later than ____________, 2023.

    Very truly yours,

    GIBRALTAR INDUSTRIES, INC.

    By: __________________________________
        Name:
        Title:

    I hereby accept my designation as a Participant under the terms and conditions of the Plan and this Agreement as of this ______ day of __________, 2023.

_______________________________
Name:

EXHIBIT B
Gibraltar Industries, Inc. Change in Control Executive Severance Plan
Form of Release

RELEASE
This Release Agreement (“Release”) is made between [Employee Name] (“Employee”) and Gibraltar Industries, Inc., a Delaware corporation (the “Company”).
WHEREAS, pursuant to that Participation Agreement, dated as of [ ] [ ], 2023, by and between Employee and the Company (the “Participation Agreement”), subject to the terms, conditions and contingencies set forth in the Participation Agreement, Employee is eligible to receive from the Company a CiC Severance Payment and COBRA Subsidy Payment, less any federal, state or local withholding or other taxes or charges which the Company is required to deduct under applicable law (the “Severance”); and
WHEREAS, pursuant to the Participation Agreement, the Company’s obligation to pay the Severance is contingent upon, among other things, Employee entering into this Release.
NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree as follows:
1.Employee, on behalf of Employee and Employee’s heirs, successors, assigns, and any individual or entity who could assert a claim through Employee or on Employee’s behalf, fully and forever releases, acquits and discharges the Company and all of its past and present affiliates, parent companies, subsidiaries, investors, predecessors, successors, assigns, and related companies and entities, and all of its and their past and present shareholders, directors, officers, supervisors, trustees, employees, insurers, attorneys, agents and all other persons and entities acting in connection with any of them (collectively, the “Released Parties”) from and for all manner of claims, grievances, allegations, suits, charges, administrative actions, litigation and/or causes of action of any type, based upon any fact or set of facts, known or unknown, existing from the beginning of time through the date this Agreement is signed by Employee (the “Released Claim(s)”). Without limitation and for illustration purposes only, the Released Claims include claims for or relating to: monetary damages and relief and/or recovery of every type; wrongful discharge; breach of express or implied contract; any severance plan, policy or agreement; any incentive equity plan, policy or agreement; attorneys’ fees and costs; retaliation, discrimination and/or harassment related to age, sex, sexual orientation, gender, race, color, disability, marital status, veteran or military status, familial status, genetic traits, nationality, ancestry or any other classification or protected activity recognized under applicable laws; any common law claims; Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, and the Employee Retirement Income Security Act; and all other federal, state, or local statutes, ordinances and laws. While this Agreement does not limit state and federal agencies from enforcing laws within their jurisdictions, Employee agrees Employee will not receive any individual monetary damages, recovery and/or relief of any type related to any Released Claim(s), whether pursued by Employee or any governmental agency, other person or group.
2.Employee intends that the release set forth above shall be effective as a full and final accord and satisfaction and release of all Released Claims, whether known or unknown.

3.Except as may be required by law, Employee will not in any manner disclose or communicate any part of this Release to any other person except Employee’s spouse, accountant or financial advisor to the limited extent needed for that person to prepare Employee’s tax returns, and attorney. If Employee is required by law to disclose any of the terms of this Release, Employee must immediately provide written notice of that fact to the Company, enclose a copy of the subpoena and any other documents describing the legal obligation, and cooperate with the Company in objecting to such request and/or seeking confidentiality protections.
4.The laws of the State of [Delaware]1, without giving effect to any conflict of law provisions thereof, will govern this Release. Employee acknowledges that all of the Released Parties are intended third-party beneficiaries of Employee’s obligations under this Release and may seek to enforce this Release. In any action in which a Released Party enforces this Release (in whole or in part), in addition to available legal and equitable damages, it will be entitled to recover from Employee its reasonable attorneys’ fees and costs associated with such action.
5.This Release will be enforceable to the fullest extent permitted by law. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Release, but every other provision of this Release will remain in full force and effect. This Release may not be amended, modified, waived or terminated except in a writing signed by Employee and the Company’s signatory to this Release. Further, the waiver by a party of a breach of any provision of this Release by the other will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Release.
6.Except as otherwise provided herein, this Release will be binding upon and inure to the benefit of the parties’ respective successors, permitted assigns and transferees; provided, however, that Employee’s rights and obligations under this Release may not be assigned without the prior written consent of the Company. The Company may assign this Release freely without notice to Employee.
7.This Release may be executed in one or more counterparts and by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. A signature transmitted by .pdf format shall be deemed to be an original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall also be deemed to include electronic signatures, electronic acknowledgements, and/or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and/or any state laws based on or similar to the Uniform Electronic Transactions Act.
8.Employee has 21 calendar days to review and sign this Release and is advised to consult with an attorney of Employee’s choice before signing this Release, which includes a release of potential claims under the ADEA. Employee understands that Employee may use as much of this 21-day period as Employee wishes prior to signing. Employee may expressly and voluntarily waive any part or all of the 21-day review period by signing and returning this Release prior to the expiration of the review period. Employee has the right to revoke Employee’s release of claims by informing the Company of such revocation within 7 calendar days following Employee’s execution of this Release (the “Revocation Period”).
1 To be the employee’s state of residence.

The revocation must be in writing and delivered to the Company in care of its signatory to this Release. This Release will not become effective unless the Revocation Period has expired without any revocation having been communicated.
9.This Release reflects the entire agreement of the parties and supersedes all prior, contemporaneous, oral or written understandings, agreements, statements, representations or promises.
On behalf of the Released Parties:                Employee:
[______________]
By:                                By:
Name:                                 [Employee Name]
Its:
Date:                                Date: